Exhibit 10.01

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* Confidential treatment requested: Certain portions of this Agreement have been omitted pursuant to a request for confidential treatment and where applicable have been marked by an Asterisk to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

December 28, 2004

Mr. Brian Bauerbach
*

     Dear Brian:

     This letter will set forth the principal terms of the employment agreement between you and Portola Packaging, Inc. (the “Company”). If you agree, please sign a copy of this letter in the space provided below and return it to me.

1. The company is hereby employing you, and you are agreeing to accept employment with the Company as its Chief Operating Officer effective January 10, 2005, on the terms and conditions set forth in this letter.

2. You will be employed on a full-time basis, and you will be expected to perform services for the Company under its direction.

3. Your starting salary will be $235,000.00 per year (the “Base Salary”). We will pay you a signing bonus of $75,000.00 on January 10, 2005, and pay Portola’s standard moving expenses from your home to the Batavia, Illinois, area. (Should you voluntarily choose to terminate your employment with Portola prior to January 10, 2006, you agree to refund the signing bonus).

4. You will also be eligible to receive an annual bonus of up to fifty percent of your base salary, contingent on the attainment by the Company of business goals as provided in the Company’s bonus plan for senior executives in effect from time to time.

5. You will be entitled to additional compensation under a separate plan, the details of which we will work out as soon as practicable. This plan will provide that Portola

* Confidential treatment requested.

will pay you up to $1.5 Million in addition to Base Salary and any annual bonus if the Company achieves an EBITDA of  *  for fiscal 2007. The actual amount will be calculated ratably as the Company’s EBITDA increases from  * , the amount presently in the Company’s plan for fiscal 2006. This compensation will vest over 4 years through August 31, 2009.

7. You will eligible for all Portola’s benefits as described in the packet you have received.

8. This offer is contingent upon satisfactory completion of a pre-employment background check and drug screen prior to your first day of work. This offer of employment is also contingent upon the ability to obtain verifiable references from prior employment, and certifiable scholastic records and proof of identity and employment eligibility as required by law.

     Brian, thank you for joining Portola. We look forward to working with you. If this proposal is agreeable, please sign a copy of this letter and fax it to Steve Kirn at 847-526-2032.

Very truly yours,

Portola Packaging, Inc.

/s/ Jack Watts
Jack Watts
Chairman & CEO

Agreed:	/s/ Brian Bauerbach

Date:	1/3/2005

* Confidential treatment requested.